EXHIBIT 10(q)

STOCK PLAN FOR AMENDMENT TO 1993 NON-EMPLOYEE DIRECTORS

8.   Grants

The annual cash retainer payable to each Eligible Director for services as a director, excluding any fees payable for meetings of the Board or Board committees or for extraordinary services, shall be payable partly in shares of common stock as provided under the Plan. Accordingly, for Plan purposes only, the amount of the annual retainer payable to each Eligible Director in cash shall be reduced by 30%. As soon as practicable, but no later than 30 days following the end of each calendar year of the Plan, each Eligible Director shall automatically be granted a number of shares of common stock having a Fair Market Value equal to 30% of the annual retainer earned for the prior year ("stock retainer portion"). Notwithstanding the foregoing, for the first calendar year of the Plan in which the amount of the annual retainer payable in cash or stock is adjusted, each Eligible Director shall receive an adjusted payment in shares under this Section 8 as is appropriate.